Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-193051, 333-201659, 333-215130, 333-257129, and 333-265608) and the registration statements on Form S-3 (File Nos. 333-91649, 333-51400, and 333-281379) of our report, dated February 24, 2025 relating to the consolidated financial statements of Innodata Inc. as of December 31, 2024 and 2023, and for each of the years then ended, included in this Annual Report on Form 10-K of Innodata Inc. for the year ended December 31, 2024.

/s/ BDO INDIA LLP

Mumbai, India

February 24, 2025